Midwest Express Holdings, Inc.
                                               6744 South Howell Avenue
                                               Oak Creek, Wisconsin  53154-1402
                                               414-570-4000
                                               www.midwestairlines.com
                                               Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or
Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
Dennis.O'Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
October 22, 2003


                   MIDWEST EXPRESS HOLDINGS RECEIVES PROCEEDS
                           FROM FINANCING TRANSACTION

Milwaukee, Wisconsin, October 22, 2003 - Midwest Express Holdings, Inc. (NYSE:
MEH) today announced it has received the proceeds from completion of the first step of its previously announced sale of convertible senior secured notes.

The receipt of $15.0 million from the sale of the notes was subject to the company delivering security for the notes. This was achieved by the company terminating its existing bank credit facility by repaying certain indebtedness under the facility and completing a transaction with Milwaukee County, Racine County and the State of Wisconsin that resulted in Milwaukee County becoming the guarantor on $14.2 million of industrial development revenue bonds.

The convertible senior secured notes sold to the investors have not been registered under the Securities Act of 1933, as amended. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. As part of the transaction, the company will file a registration statement with the Securities and Exchange Commission for purposes of registering the resale of the shares of common stock issuable upon conversion of the convertible senior secured notes to be sold in the private placement.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such states. Any offering of Midwest Express Holdings, Inc. common stock under the resale registration statement will be made only by means of a prospectus.





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Midwest Express Holdings
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Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attacks.